Copy of the Resolutions Approved at the May 9, 2017 Meeting of TCG BDC, Inc. (the “Company”)

TCG BDC, INC.

APPROVAL OF ADDITION OF TCG BDC II, INC. AND TCG BDC III, INC. TO FIDELITY BOND

WHEREAS, management has recommended that TCG BDC II, Inc. (“TCG BDC II”) and TCG BDC III, Inc. (“TCG BDC III”) be added to Company’s joint fidelity bond (the “Fidelity Bond”); and

WHEREAS, the Board of Directors (the “Board”) of the Company has determined that it is advisable and in the best interests of the Company to add TCG BDC II and TCG BDC III to the Fidelity Bond.

NOW, THEREFORE, BE IT RESOLVED, that, the addition of TCG BDC II and TCG BDC III to the Fidelity Bond is hereby is confirmed, ratified and approved; and it is further

RESOLVED, that, having considered all factors deemed relevant by the Board, including, but not limited to: (i) the expected aggregate value of the securities and funds of the Company to which officers or employees of the Company may have access (either directly or through authority to draw upon such funds or to direct generally the disposition of such securities); (ii) the type and terms of the arrangements made for the custody of such securities and funds; (iii) the nature of securities and other investments to be held by the Company; (iv) the accounting procedures and controls of the Company; (v) the nature and method of conducting the operations of the Company and (vi) the requirements of Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17g-1 thereunder, the Board, including all of the Directors of the Company who are not interested persons of the Company (as defined in the 1940 Act), hereby determines that the amount, type, form, portion of the premium to be paid by the Company and coverage of the Fidelity Bond, in substantially the form presented at this Meeting, covering, among others, the officers and employees of the Company and insuring the Company against loss from fraudulent or dishonest acts, including larceny and embezzlement, issued by Berkley Regional Insurance Company having an aggregate coverage of $2,500,000 which amount may increase pursuant to the terms of the Fidelity Bond, is fair and reasonable, and it hereby is confirmed, ratified and approved; and it is further

RESOLVED, that the Company’s Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer (each, an “Authorized Officer” and collectively, the “Authorized Officers”) be, and each of them individually hereby is, authorized, empowered and directed to take all appropriate actions, with the advice of legal counsel to the Company, to provide and maintain the Fidelity Bond on behalf of the Company; and it is further

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed to file a copy of the Fidelity Bond and any other related document or instrument with the Securities and Exchange Commission; and it is further

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized and directed to cause the Company to pay its ratable allocation of the annual premium payable with respect to the Fidelity Bond; and it is further

RESOLVED, that the form, terms, and provisions of the joint allocation agreement entered into by the Company, its affiliates, NF Investment Corp., TCG BDC II and TCG BDC III, and any subsidiaries thereof, which reflects the provisions of the Fidelity Bond and relate to the sharing of premiums and division of proceeds in the event of a joint fidelity loss, as required by Rule 17g-1(f) (the “Joint Allocation Agreement”), a copy of which is presented at this Meeting, and the transactions contemplated thereby, be, and they hereby are, confirmed, ratified, approved and adopted in all respects; and it is further

RESOLVED, that the execution and delivery of the Joint Fidelity Bond Agreement by the Authorized Officers be, and they hereby are, confirmed, ratified, approved and adopted in all respects; and it is further

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, to perform all of the agreements and obligations of the Company thereunder, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions; and it is further

RESOLVED, that any and all actions previously taken by the Company or any of its directors, Authorized Officers or other employees in connection with the documents, and actions contemplated by the foregoing resolutions be, and they hereby are, confirmed, ratified, approved and adopted in all respects as and for the acts and deeds of the Company.